Go to Form 8-K

Exhibit 99.1 - Remarks of Thomas M. O'Brien at the Company's Annual Meeting of Stockholders April 24, 2007

Good morning. I would first like to extend my sincere appreciation to our many shareholders, employees and customers who have each extended a welcoming hand to me during my first few months. It has been a busy time for me as I try to get accustomed to new things, names and simply finding the coffee pot. Long Island banking is not new to me. As you may know, I spent over 15 years here prior to joining my last bank in Manhattan in the year 2000. When Tom Goldrick first called me about joining this fine company, I had a familiar feeling that I might be headed back home. Tom’s call to me was, I am sure, not the easiest thing he has ever had to do in his life, but true to form he initiated the call and gave me the story of the company…its history and successes along with the difficult saga of Island Mortgage litigation. Today, you will not see many in business life who retire with 40 years at one company and, Tom, for that and all of the good things that you have done, we all thank you. Tom, Rick and Dan have each extended the hand of friendship and cooperation to me. It has made this transition smooth and, frankly, allowed this acceleration. It is never easy when the new person comes in and asks questions and suggests some changes. I have found nothing but a spirit of cooperation and support from each of these 3 fine men and for that I am most grateful. I think you all know that there has been some recent criticism of the incentive compensation provided to them in 2006. If I can put that into what I believe is a reasonable context, these amounts were not overly significant and were approved by the compensation committee after long, arduous deliberations. I think the committee felt that it was appropriate to acknowledge the leadership shown by these three men in initiating and supporting a management change and in seeking to stabilize the company while this occurred. I think the committee also felt that it was clearly in the company’s best interests to encourage an ongoing sense of smooth transition and continuity among employees and customers. I think the committee accomplished all of the above.

I am delighted to be here and personally assure you that I have one goal and one goal only - the long term success of this company. First and foremost, you should know that our primary subsidiary, State Bank of Long Island is strong, vibrant and well capitalized, and its people are incredibly enthusiastic about its future. The bank has a unique opportunity to capitalize on the disruptions among some of our competitors and to expand the reach and depth of our products and services. I am generally known as someone with a strong belief in business focus. I believe that in our company we must focus on our key strengths and core competencies which are small and middle market businesses, owners, entrepreneurs, professional services firms and commercial real estate owners, developers and operators. These are areas where we have the ability to deliver value-added products and services and, for that, retain some pricing power. We will not support committing our capital to areas where we do not enjoy those advantages. You should also expect that I will look to enhance our delivery platform, internal control environment, compliance and support areas in the near term so as to position the bank to take on new teams of relationship managers and business development professionals. Over the course of the next year, you will begin to see some of these ideas take shape. I have already begun recruiting new talent for the bank. We will be adding shortly and will continue to recruit experienced commercial bankers to our existing talented relationship management teams. I am encouraged by the many calls and resumes that I am receiving. This interest speaks volumes about our company and what the potential is for our future success. As these professionals join the existing strong talent within the bank, I think we will have many opportunities to find profitable new business relationships. I use the relationship term very purposefully. I am a relationship banker. I look to build strong, deep relationships with businesses and their executives, owners and employees. We must court those who want a bank with a strong array of banking products, creative services, a user friendly operating platform and a visible, fully engaged management. I often go on sales calls, review product enhancements and always try to find new ways to get us in front of the customer.

As you might already suspect, I also tend to be fairly action and results oriented. The banking world is highly competitive and we need to position our company to succeed deep in the heart of this competition. To that end, you can expect that I will continue to lead a line by line analysis of our financial statements, cost structure and business unit contributions looking for ways to build operating efficiency, revenues and profitability. We need to carefully reassess each of our cost and revenue items to drive the efficiency ratio closer to 55% from 70 +%. That represents an approximate $8mm swing. I do not underestimate the challenge but I have been there before and I am confident that we can create long term value here. Frankly, there are opportunities on both sides of the expense and revenue equation to begin that process but we have some critical re-engineering to do. These initiatives will not be cost free nor will they be a quick overnight chore. They are also not insurmountable obstacles. I have set a personal goal of getting us on the upward slope to a high performance company by the end of this year. Between now and then, you can expect some volatility and some exciting announcements. We will most certainly need to invest some money while at the same time reduce expenses. There is no question that this will all take careful planning and deliberate execution. I am confident that as you read each of these announcements, the rationale will become crystal clear. I am delighted to have the support of the Board of Directors in these efforts. I have received their encouragement and support for my plan to move into the future in a strong and aggressive way.

As you undoubtedly know, the board and I agreed on a relatively unique compensation package for me. I do not believe that you will find many other banking CEOs taking so much compensation risk and committing substantial personal resources so as to closely and immediately align his interests with shareholders. I also made a voluntary IRS election known as 83b which essentially triggered an immediate personal income tax payment of approximately $600,000 on the grant-date value of my restricted stock, which vests ratably over five years. So as I hope you come to see, I only get rewarded if my fellow shareholders get proportionate benefit. To be totally honest, I like my chances. I understand that executive compensation can (and should be) the subject of open disclosure and discussion. I’ve tried to use my compensation to convey the depth of my commitment to you.

Shortly after joining the company in mid-November, I identified 3 key and immediate priorities:
1.	The economic and non-economic drain of the protracted IMN litigation
2.	The financial statement uncertainty created by the unresolved dispute with the NYS Tax Department.
3.	The need to restore capital ratios to levels that would allow the company to grow its assets, build profits and to sustain it in the event of uncertainty.

I am pleased to report to you that, with the vital support of the Board and management, each of these critical priorities was successfully addressed by early January. We settled the litigation, with reluctance to be sure, but clearly confronting the bleak reality; we made a $10mm income tax provision, thereby providing for growing uncertainties in the tax dispute with NYS, and finally we issued 2.25mm common shares in a private placement raising almost $40mm in new equity capital and returning State Bank to the “well capitalized” regulatory status. I am also pleased to report to you that there was substantial interest in the offering by some of the most prominent names in the investment community. Many were investors or funds who have invested with me previously. As you might know, I participated in that offering by investing $1mm of my personal assets. I did not participate in the price discount offered to unaffiliated investors; instead, I paid full market price for my stock. This investment fulfilled a commitment included in my Employment Agreement. I made this commitment for two reasons. First, because I believe there is no better investment opportunity for me than the company I will be leading. Second, to clearly demonstrate to investors that the actions I take or recommend and the resulting decisions are motivated solely by that which is in the best interests of the company with the best information available at the time. I am totally serious about my commitment to make this the best investment I have ever made and that, I can assure you, represents a pretty high bar. I did not promise our new investors instant results or guaranteed success but I committed to them, as I do to you, that my money was the very first in and that I will do my best, every day to lead this company in a fashion that more than justifies the confidence that has been placed in me. Our new investors, along with our current ones are my constituency. I should also note that our friends at PL Capital, Rich Lashley is here today, also participated in the offering and I was happy to ask them to invest. I have watched them for many years and know the principals. I don’t know if he will be willing but perhaps we might even impose upon Rich to come up with a question or two during the Q&A. Seriously, PL is an aggressive, demanding investor and that is fine with me. I love to be held to a high standard and when I fall short a kick in the ribs, or worse, is not bad medicine. I respect them and their skills. You may have noted their announcement of a letter they sent to our board identifying certain areas of concern for them. We intend to evaluate these comments and will provide a considered, written response that we will share with all of you in the coming weeks. I take each of their comments seriously as does the board. Even if our methods are different, I believe that we share a common goal of consistent, high performance banking.

We have recently announced a voluntary incentive early retirement window. There are 22 long service employees eligible for this program. If all accept, we will record an approximate $3.25mm expense in 2Q2007. We will, however, reap significant, immediate cost savings going forward plus, very importantly, we will provide promotional opportunities for several of our talented mid-level executives who are ready, willing, anxious and able to take the next step in their career. We want them to take that step with State Bank. The window election period expires on May 31 and we will publicly announce the results shortly thereafter.

In terms of shareholder communications, you should expect to see our company begin to be followed and reported on by the research professionals at some Wall Street investment banks over the course of the next quarter or two. This will represent another level of published independent analysis on our company and its performance that will help inform you on what is working well and what is not within the company. I believe this kind of traditional in-depth stock research will provide your board and management with an independent, objective scorecard and a mechanism in which to build accountabilities. Longer term, it is our goal to support those activities that will assist in providing greater visibility, marketability and liquidity for those buying or selling our shares. I embrace personal accountability but, with no shortage of humility, I ask for some patience from you, knowing full well that your patience has already been extended. This is a transitional year.

The board has faced some very difficult, complex decisions over the past few years. It is only with hindsight that decisions can look clear and simple. They are never so when we are confronted with them. I believe that this board has been conscientious and attentive - always with a view to the long term best interests of the company shareholders. We will continue to look for ways to build transparency and high governance standards that underscore our personal and corporate commitment to each of you. In my short experience, I can state that this is a board that commits significant time to the affairs of the company, one that listens intently and takes criticism constructively, and one that acts and thinks with independence.

I’ll close now and be happy to take some questions. Please also feel free to contact us when you have questions, concerns or even a compliment. All invited, all appreciated.

Thank you again for your support.

Q’s?

Forward-Looking Statements and Risk Factors
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements involve risk and uncertainty and a variety of factors could cause State Bancorp’s (the “Company”) actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.